Fund Participation Agreement

This Fund Participation Agreement ("Agreement"), dated as of the 8th day of February, 1999 is made by and among Nationwide Life Insurance Company and/or Nationwide Life and Annuity Insurance Company (separately or collectively "Nationwide") and the Nationwide separate account(s) identified on Exhibit A which is attached hereto and may be amended from time to time, and INVESCO Funds Group, Inc. and INVESCO Distributors, Inc., which serve respectively as adviser and distributor for the mutual funds (the "Funds") listed on Exhibit A. The Funds, INVESCO Funds Group, Inc. and INVESCO Distributors, Inc. are collectively referred to throughout this Agreement as INVESCO.

Nationwide and INVESCO mutually desire the inclusion of the Funds as underlying investment media for variable life insurance policies and/or variable annuity contracts (collectively, the "Contracts") issued by Nationwide; NOW therefore, Nationwide and INVESCO, in consideration of the promises and undertakings described herein, agree as follows:

Nationwide represents and warrants that

(a) the Variable Accounts have been established and are in good standing under Ohio Law;

(b) the Variable Accounts have been registered as unit investment trusts under the Investment Company Act of 1940 (the "1940 Act") or are exempt from registration pursuant to section 3(c)(11) of the 1940 Act;

(c) the Contracts allow for the allocation of net amounts received by Nationwide to separate subaccounts of the Variable Accounts for investment in shares of the Funds and other similar funds; and

(d) selection of a particular sub-account (corresponding to a particular fund) is made by the Contract owner, or, in the case of certain group Contracts, by participants in various types of retirement plans which have purchased such group Contracts, and such Contract Owners and/or participants may reallocate their investments options among the sub-accounts of the Variable Accounts in accordance with terms of the Contracts.

2. Nationwide agrees to make every reasonable effort to market its Contracts. It will use its best efforts to give equal emphasis and promotion to shares of the Funds as are given to other underlying investments of the Variable Accounts. In marketing its Contracts, Nationwide shall comply with all applicable state and/or federal laws.

3. INVESCO will use its reasonable best efforts to provide closing net asset value, change in net asset value, dividend or daily accrual rate information and capital gain information by 7:00 p.m. Eastern Standard Time each Business Day to Nationwide ("Price Date"). "Business Day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Funds calculate their net asset value as set forth in the Funds' then current Prospectuses and Statements of Additional Information. Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees, to act as a limited agent of INVESCO, for the sole purpose of receiving instructions for the purchase and redemption of Fund shares (from Contract owners or participants making investment allocation decisions under the Contracts) prior to the close of regular trading each Business Day. Except as particularly stated in the preceding sentence, Nationwide shall have no authority to act on behalf of INVESCO or to incur any cost or liability on its behalf. Nationwide shall use this data provided each Business Day to calculate unit values. Unit values shall be used to process that same Business Day's Variable Account transactions. The Variable Account processing will be done the same evening, and orders for purchases or redemptions shall be placed the morning of the following Business Day no later than 10:00 a.m. Eastern Standard Time. Aggregate orders will be sent directly to INVESCO or its specified agent An aggregate order for shares of Funds shall be accepted by INVESCO at the respective Fund prices previously determined, provided that Nationwide initiates a wire transfer of federal funds for the aggregate purchases in the Funds by 11:00 a.m. Eastern Time, on the business day following the Price Date, and INVESCO receives such wire transfer by 12:00 noon, Eastern Standard Time, on the business day following the Price Date. In the event that INVESCO fails to receive such federal funds by 12:00 noon, Eastern Time, on the business day following the Price Date (other than through the fault of INVESCO ), purchase orders shall be effective on the date that federal funds are actually received by INVESCO. INVESCO will not accept any order made on a conditional basis or subject to any delay or contingency. Nationwide shall only place purchase orders for shares of Funds on behalf of its customers whose addresses recorded on Nationwide's books are in a state or other jurisdiction in which the Funds are registered or qualified for sale or exempt from registration and qualification as confirmed in writing by INVESCO.

Payment for net purchases shall be wired to a custodial account designated by INVESCO and payment for net redemptions will be wired to an account designated by Nationwide. INVESCO will execute the orders at the net asset value as determined as of the close of trading on the prior Business Day. INVESCO agrees to initiate wire transfers of federal funds to Nationwide with respect to the aggregate redemptions from the Funds by 11:00 a.m. Eastern Time, on the business day following the Price Date for such redemptions; provided, however, that if one or more Funds have determined to settle redemption transactions on a delayed basis (more than one business day, but in no event more than seven calendar days, after the Price Date, unless otherwise permitted by an order of the Securities and Exchanged Commission under Section 22(e) of the Investment Company Act of 1940), INVESCO shall be permitted to delay sending redemption proceeds to Nationwide by wire transfer by the same number of days that the applicable Funds are delaying sending redemption proceeds to their other shareholders.

Nationwide shall remit the purchase price of each purchase order in accordance with written procedures as provided to Nationwide. Dividends and capital gain distributions shall be reinvested in additional Fund shares at net asset value. Notwithstanding the above, INVESCO shall not be held responsible for providing Nationwide with ex-date net asset value, change in net asset value, dividend or capital gain information when the New York Stock Exchange is closed, when an emergency exists making the valuation of net assets not reasonably practicable, or during any period when the Securities and Exchange Commission ("SEC") has by order permitted the suspension of pricing shares for the protection of shareholders.

Nationwide agrees to provide INVESCO, written reports indicating the number of shareholders that hold interests in the Funds and such other information (including books and records) that INVESCO may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

4. All expenses incident to the performance by INVESCO under this Agreement shall be paid by INVESCO. INVESCO shall provide Nationwide, or cause Nationwide to be provided with, a reasonable quantity of the Funds' Prospectuses, Statements of Additional Information and any supplements.

5. Nationwide and its agents shall make no representations concerning the Funds or Funds' shares except those contained in the then current prospectuses of the Funds and in current printed sales literature of the Funds that have been approved in writing by INVESCO.

6. INVESCO and Nationwide hereby agree and represent that each of their information technology systems will be Year 2000 compliant in accordance with the Year 2000 compliance requirements of the SEC and the National Association of Securities Dealers ("NASD")

INVESCO represents that it believes, in good faith, that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986 (the "Code"), as amended, and that the Funds shall make every effort to maintain such qualification. INVESCO shall notify Nationwide immediately upon having a reasonable basis for believing that the Funds have ceased to so qualify, or that they may not qualify as such in the future. INVESCO represents that it believes, in good faith, that, unless the Funds are otherwise exempt from 817(h) and/or except as otherwise disclosed in each Fund's prospectus, the Funds currently comply with the diversification requirements pursuant to Section 817(h) of the Code and Section 1.817-5(b) of the Federal Tax Regulations and that the Funds will make every effort to maintain the Funds' compliance with such diversification requirements. INVESCO will notify
Nationwide  immediately  upon having a reasonable  basis for believing  that the

Funds have ceased to so qualify, or that the Funds might not so qualify in the future. Unless otherwise exempt, INVESCO shall provide to Nationwide a certificate or statement indicating compliance with Section 817(h) and a schedule of investment holdings, to be received by Nationwide no later than twenty-five (25) days following the end of the calendar quarter.

Nationwide represents that it believes, in good faith, that the Contracts are currently treated as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Code, and that it shall make every effort to maintain such treatment and that it will notify INVESCO immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated, or that the Contracts may not be so treated in the future. Nationwide represents that it believes, in good faith, that each Variable Account is a "segregated asset account" and that interests in each Variable Account are offered exclusively through the purchase of a .variable contract", within the meaning of such terms pursuant to Section 1.817-5(f)(2) of the Federal Tax Regulations, that it shall make every effort to continue to meet such definitional requirements, and that it shall notify INVESCO immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they may not be met in the future.

Within five (5) Business Days after the end of each calendar month, INVESCO shall provide Nationwide a monthly statement of account, which shall confirm all transactions made during that particular month in the Variable Accounts. Nationwide agrees to inform INVESCO of the existence of or any potential for any material conflict of interest between the interests of the Contract owners of the Variable Accounts investing in the Funds and/or any other separate accounts of any other insurance company investing in the Funds. A material irreconcilable conflict may arise for a variety of reasons, including but not limited to: (a) an action by any state insurance or other regulatory authority;

(b) a change in applicable federal or state insurance, tax or securities laws or regulations, public ruling, private letter ruling, or any similar action by insurance, tax or securities regulatory authorities;

(c) an administrative or judicial decision in any relevant proceeding;

(d) the manner in which the investments of any Fund are being managed; or

(e) a difference in voting instructions given by Contract owners or by contract owners of different life insurance companies currently utilizing the Funds. It is agreed that if it is determined by a majority of the members of the Boards of Directors of the Funds, or a majority of their disinterested Directors, that a material conflict exists affecting Nationwide, Nationwide shall, at its own expense, take whatever steps necessary to remedy or eliminate such material conflict, which steps may include, but are not limited to:

(a) withdrawing the assets allocable to some or all of the separate accounts from the Funds and

(i) reinvesting such assets in a different investment medium, including other Funds; or

(ii) submitting the question of whether such segregation should be subjected to a vote of all affected Contract owners, which may result in segregating the assets of any particular group (i.e., annuity Contract owners, variable life insurance Contract owners or qualified Contract owners) that votes in favor of such segregation or offering to the affected Contract owners the option of making such a change; or

(b) establishing a new registered management investment company or managed separate account.

INVESCO agrees to inform Nationwide of the existence of or any potential for any material conflict of interest and any possible implications of the same. A material irreconcilable conflict may arise for a variety of reasons, including but not limited to:

(a) an action by any state regulatory authority;

(b) a change in applicable federal or state insurance, tax or securities laws or regulations, public ruling, private letter ruling, or any similar action by insurance, tax or securities regulatory authorities;

(c) an administrative or judicial decision in any relevant proceeding; or

(d) the manner in which the investments of any Fund are being managed.

It is agreed that if it is determined by Nationwide that a material conflict exists affecting INVESCO, INVESCO shall, at its own expense, take whatever steps are necessary to remedy or eliminate such material conflict.

10. This Agreement shall terminate as to the sale and issuance of new Contracts:

(a) at the option of Nationwide or INVESCO upon 60 days advance written notice to the other;

(b) at any time, upon INVESCO's election, if the Funds determine that liquidation of the Funds is in the best interest of the Funds and their beneficial owners. Reasonable advance notice of election to liquidate shall be furnished by INVESCO to permit the substitution of Fund shares with the shares of another investment company pursuant to SEC regulation or if the Contracts are not treated as annuity contracts or life insurance policies by the applicable regulators or under applicable rules or regulations, or if the Variable Account is not deemed a "segregated asset account" by the applicable regulators or under applicable rules or regulations;

(c) at the option of Nationwide if Fund shares are not available for any reason to meet the requirements of Contracts as determined by Nationwide. Reasonable advance notice of election to terminate (and time to cure) shall be furnished by Nationwide;

(d) at the option of Nationwide or INVESCO, upon institution of formal proceedings against the Broker-Dealer(s) marketing the Contracts, the Variable Accounts, Nationwide or the Funds by the NASD, the Department of Labor, the SEC or any other regulatory body;

(e) upon a decision by Nationwide, in accordance with regulations of the SEC, to substitute such Fund shares with the shares of another investment company for Contracts for which the Fund shares have been selected to serve as the underlying investment medium. Nationwide shall give 60 days written notice to the Funds and INVESCO of any proposal to substitute Fund shares;

(f) upon assignment of this Agreement unless such assignment is made with the written consent of each other party; and

(g) in the event Fund shares are not registered, issued or sold pursuant to Federal law, or such law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by Nationwide. Prompt written notice shall be given by either party to the other in the event the conditions of this provision occur.

11. Each notice required by this Agreement shall be given orally and confirmed in writing to:

Nationwide Life Insurance Company Nationwide Life and Annuity
Insurance Company One Nationwide Plaza 1-09-V3 Columbus, Ohio
43215 Attention: Vice President - Investment Product
Operations

With a copy to:
Nationwide Life Insurance Company Nationwide Life and Annuity
Insurance Company One Nationwide Plaza 1-09-V3 Columbus, Ohio
43215 Attention: Compliance Manager - Securities

INVESCO:
INVESCO Distributors, Inc. 7800 East Union Avenue MS 201
Denver, Colorado 80237 Attention: General Counsel
INVESCO Funds Group, Inc. 7800 East Union Avenue, MS 201 P.O.
Box 173706 Denver, Colorado 80237 Attention: General Counsel

Advertising and sales literature with respect to the Funds prepared by Nationwide or its agents for use in marketing its Contracts shall be submitted to INVESCO, for review before Nationwide submits such material to the SEC or NASD for review. Nationwide shall not, without the prior written consent of INVESCO, make public references to any Fund or advertise a Fund in any manner whatsoever.

13. So long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners, Nationwide shall distribute all proxy material furnished by INVESCO (provided that such material is received by Nationwide at least 10 business days prior to the date scheduled for mailing to Contract owners) and shall vote Fund shares in accordance with instructions received from the Contract owners who have such interests in such Fund shares. Nationwide shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which said instructions have been received from Contract owners, provided that such proportional voting is not prohibited by the Contract owners related plan or trust document. Nationwide and its agents will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Fund shares held for the benefit of such Contract owners.

14.

(a) Nationwide agrees to reimburse and/or indemnify and hold harmless INVESCO and each of its directors, officers, employees, agents and each person, if any, who controls INVESCO within the meaning of the Securities Act of 1933 (the "1933 Act") against any losses, claims, damages or liabilities to which INVESCO or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon, but not limited to:

(i) any untrue statement or alleged untrue statement of any material fact contained in information furnished by Nationwide;

(ii) the omission or the alleged omission to state in the Registration Statements or prospectuses of the Variable Accounts a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iii) conduct statements or representations of Nationwide or its agents, with respect to the sale and distribution of Contracts for which Fund shares are an underlying investment;

(iv) the failure of Nationwide to provide the services and furnish the materials under the terms of this Agreement;

(v) a breach of this Agreement or of any of the representations contained herein; or

(vi) any failure to register the Contracts or the Variable Accounts under federal or state securities laws or to otherwise comply with such laws, rules, regulations or orders.

Provided however, that Nationwide shall not be liable in any such case to the extent any such statement, omission or representation or such alleged statement, alleged omission or alleged representation was made in reliance upon and in conformity with written information furnished to Nationwide by or on behalf of INVESCO specifically for use therein.

Nationwide shall reimburse any legal or other expenses reasonably incurred by INVESCO or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Nationwide shall have prior approval of the use of said counsel or the expenditure of said fees.

This indemnity agreement shall be in addition to any liability which Nationwide may otherwise have.

(b) INVESCO agrees to indemnify and hold harmless Nationwide and each of its directors, officers, employees, agents and each person, if any, who controls Nationwide within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which Nationwide or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i) any untrue statement or alleged untrue statement of any material fact contained in any information furnished by INVESCO, including but not limited to, the Registration Statements, Prospectuses, or sales literature of the Funds;

(ii) the omission or the alleged omission to state in the Registration Statements or prospectuses of the Funds a material fact required to be stated therein or necessary to make the statements therein not misleading;

(iii) INVESCO's failure to keep the Funds fully diversified and qualified as regulated investment companies as required by the applicable provisions of the Code, the 1940 Act, and the applicable regulations promulgated thereunder,

(iv) the failure of INVESCO to provide the services and furnish the materials under the terms of this Agreement;

(v) a breach of this Agreement or of any of the representations contained herein; or

(vi) any failure to register the Funds under federal or state securities laws or to otherwise comply with such laws, rules, regulations or orders. Provided however, that INVESCO shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an act or omission of Nationwide or untrue statement or omission or alleged omission made in conformity with written information furnished to INVESCO by Nationwide specifically for use therein. INVESCO shall reimburse any reasonable legal or other expenses reasonably incurred by Nationwide or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that INVESCO shall have prior approval of the use of said counsel or the expenditure of said fees. This indemnity agreement will be in addition to any liability which INVESCO may otherwise have.

 (c) Each party shall promptly notify the other in writing of any situation which presents or appears to involve a claim which may be the subject of indemnification hereunder and the indemnifying party shall have the option to defend against any such claim. In the event the indemnifying party so elects, it shall notify the indemnified party and shall assume the defense of such claim, and the indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party's expense, in the defense of such claim. Notwithstanding the foregoing, the indemnified party shall be entitled to participate in the defense of such claim at its own expense through counsel of its own choosing. Neither party shall confess any claim nor make any compromise in any action or proceeding which may result in a finding of wrongdoing by the other party without the other party's prior written consent. Any notice given by the indemnifying party to an indemnified party or participation in or control of the litigation of any such claim by the indemnifying party shall in no event be deemed to be an admission by the indemnifying party of culpability, and the indemnifying party shall be free to contest liability with respect to the claim among the parties.

15. The forbearance or neglect of any party to insist upon strict compliance by another party with any of the provisions of this Agreement, whether continuing or not, or to declare a forfeiture of termination against the other parties, shall not be construed as a waiver of any of the rights or privileges of any party hereunder. No waiver of any right or privilege of any party arising from any default or failure of performance by any party shall affect the rights or privileges of the other parties in the event of a further default or failure of performance.

16. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of Ohio, without respect to its choice of law provisions. This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

17. Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. Except as particularly set forth herein, neither party assumes any responsibility hereunder, and will not be liable to the other for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

18. Nationwide acknowledges that the identity of INVESCO's (and its affiliates' and/or subsidiaries') customers and all information maintained about those customers constitute the valuable property of INVESCO. Nationwide agrees that, should it come into contact or possession of any such information (including, but not limited to, lists or compilations of the identity of such customers), Nationwide shall hold such information or property in confidence and shall not use, disclose or distribute any such information or property except with INVESCO's prior written consent or as required by law or judicial process. INVESCO acknowledges that the identity of Nationwide's (and its affiliates' and/or subsidiaries') customers and all information maintained about those customers constitute the valuable property of Nationwide. INVESCO agrees that, should it come into contact or possession of any such information (including, but not limited to, lists or compilations of the identity of such customers), INVESCO shall hold such information or property in confidence and shall not use, disclose or distribute any such information or property except with Nationwide's prior written consent or as required by law or judicial process.

This section shall survive the expiration or termination of this Agreement.

19. Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

20. This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE LIFE INSURANCE COMPANY AND NATIONWIDE LIFE AND
ANNUITY INSURANCE COMPANY

By:   Joseph P. Rath /s/
Title:      Vice President
      Office of Product and Market Compliance

INVESCO FUNDS GROUP INC.

By:   Ronald L. Grooms
Title:      Senior Vice President

INVESCO DISTRIBUTORS, INC.

By:   Ronald L. Grooms
Title:      Senior Vice President

                                   EXHIBIT A
       This Exhibit corresponds with the Agreement dated ________________

Variable Accounts of Nationwide    Corresponding Nationwide Contracts           Corresponding Funds
------------------------------------------------------------------------------------------------------------------
Nationwide DC Variable Account     Group Flexible Fund Retirement Contracts     -INVESCO Industrial Income Fund
                                                                                -INVESCO Dynamics Fund
                                                                                -INVESCO Total Return Fund
------------------------------------------------------------------------------------------------------------------
NACo Variable Account              Group Flexible Fund Retirement Contracts     -INVESCO Dynamics Fund
                                                                                -INVESCO Total Return Fund
------------------------------------------------------------------------------------------------------------------
Nationwide Qualified Plans         Qualified Plans Variable Group Annuity       -INVESCO Industrial Income Fund
Variable Account ("QPVA")          Contract                                     -INVESCO Dynamics Fund
                                                                                -INVESCO Stragegic Technology Fund
                                                                                -INVESCO Total Return Fund
------------------------------------------------------------------------------------------------------------------
Nationwide Governmental Plans      Governmental Plans Variable Group Annuity    -INVESCO Industrial Income Fund
Variable Account ("GPVA")          Contracts and Governmental Plans Group
                                   Variable Fund Retirement Contracts
                                   (Allocated)
------------------------------------------------------------------------------------------------------------------
Ohio DC Variable Account           Group Flexible Fund Retiremenmt Contracts    -INVESCO Industrial Income Fund
------------------------------------------------------------------------------------------------------------------
Nationwide Variable Account        Individual Deferred Variable Annuity         -INVESCO Dynamics Fund
                                   Contracts ("Soloist")
------------------------------------------------------------------------------------------------------------------
Nationwide VL Separate Account-D   Nationwide's Private Corporate Variable      -INVESCO VIF High Yield
                                   Universal Life                               -INVESCO VIF Total Return
                                                                                -INVESCO VIF Industrial Income
                                                                                -INVESCO VIF Growth
                                                                                -INVESCO VIF Dynamics
                                                                                -INVESCO VIF Small Company Growth
                                                                                -INVESCO VIF Health Sciences
                                                                                -INVESCO VIF Realty
                                                                                -INVESCO VIF Technology
                                                                                -INVESCO VIF Utilities